Exhibit 4.1

RIGHTS AGREEMENT AMENDMENT

This Amendment, dated as of June 7, 2006, to the Rights Agreement, dated as of May 13, 2005 (the “Rights Agreement”), is between Axonyx Inc., a Nevada corporation (the “Company ”), and The Nevada Agency and Trust Company (the “Rights Agent”).

The Company and the Rights Agent have heretofore executed and entered into the Rights Agreement. Pursuant to Section 27 of the Rights Agreement, the Company and the Rights Agent may from time to time supplement or amend the Rights Agreement in accordance with the provisions of Section 27 thereof and the Company desires and directs the Rights Agent to so amend the Rights Agreement. All acts and things necessary to make this Amendment a valid agreement according to its terms have been done and performed, and the execution and delivery of this Amendment by the Company and the Rights Agent have been in all respects authorized by the Company and the Rights Agent.

In consideration of the foregoing premises and mutual agreements set forth in the Rights Agreement and this Amendment, the parties hereto agree as follows:

1.             Section 1(a) of the Rights Agreement, which sets forth the definition of “Acquiring Person,” is hereby modified and amended to read in its entirety as follows:

(a)           “Acquiring Person” shall mean any Person (as such term is hereinafter defined) who or which, together with all Affiliates (as such term is hereinafter defined) and Associates (as such term is hereinafter defined) of such Person, shall be the Beneficial Owner (as such term is hereinafter defined) of 15% or more of the shares of Common Stock then outstanding or who was such a Beneficial Owner at any time after the date hereof, whether of not such Person continues to be the Beneficial Owner of 15% or more of the outstanding shares of Common Stock. Notwithstanding the foregoing, (i) in no event shall a Person who or which, together with all Affiliates and Associates of such Person, is the Beneficial Owner of less than 15% of the Company’s outstanding shares of Common Stock become an Acquiring Person solely as a result of a reduction of the number of shares of outstanding Common Stock, including repurchases of outstanding shares of Common Stock by the Company, which reduction increases the percentage of outstanding shares of Common Stock beneficially owned by such Person (provided that any subsequent increase in the amount of Common Stock beneficially owned by such Person, together with all Affiliates and Associates of such Person, without the prior approval of the Company shall cause such Person to be an Acquiring Person); (ii) the term Acquiring Person shall not mean (A) the Company, (B) any subsidiary of the Company (as such term is hereinafter defined), (C) any employee benefit plan of the Company or any of its subsidiaries, or (D) any entity holding securities of the Company organized, appointed or established by the Company or any of its subsidiaries for or pursuant to the terms of any such plan; and (iii) no Person shall be deemed to be an Acquiring Person if (A) within five business days after such Person would otherwise have become an Acquiring Person (but for the operation of this clause (iii)), such Person notifies the Board of Directors that such Person did so inadvertently and, within two business days after such notification, such Person is the Beneficial Owner of less than 15% of the outstanding shares of Common Stock, (B) by reason of such

Person’s Beneficial Ownership of 15% or more of the outstanding shares of Common Stock on the date hereof if, prior to the Record Date, such Person notifies the Board of Directors that such Person is no longer the Beneficial Owner of 15% or more of the then outstanding shares of Common Stock or (C) the Board of Directors determines in good faith that a Person who would otherwise be an Acquiring Person, as defined pursuant to the foregoing provisions of this paragraph (a), has become such inadvertently, and such Person divests Beneficial Ownership as promptly as practicable of a sufficient number of shares of Common Stock so that such Person would no longer be an Acquiring Person, as defined pursuant to the foregoing provisions of this paragraph (a). In addition, notwithstanding the foregoing, none of TorreyPines Therapeutics, Inc., a Delaware corporation (“TorreyPines”), or any Affiliate or Associate thereof, or any stockholder of TorreyPines shall become an “Acquiring Person” as a result of (i) the approval, execution, delivery or performance of that certain Agreement and Plan of Merger and Reorganization dated as of June 7, 2006 (as the same may be amended from time to time, the “Merger Agreement”), by and among the Company, TorreyPines and Autobahn Acquisition, Inc., including the approval, execution, delivery or performance of any amendments thereto, (ii) the consummation of the Merger (as such term is defined in the Merger Agreement), (iii) the issuance of Common Stock and warrants to purchase Common Stock (the “Merger Warrants”) pursuant to the Merger Agreement or the issuance of shares of Common Stock upon exercise of the Merger Warrants (the “Warrant Shares”), (iv) the announcement of the Merger Agreement or the Merger or (v) the consummation of any other transaction contemplated by the Merger Agreement, including the approval, execution, delivery and performance of the TorreyPines Stockholder Voting Agreements (as such term is defined in the Merger Agreement).

2.             Section 1(i) of the Rights Agreement, which sets forth the definition of “Stock Acquisition Date,” is hereby amended by adding as the final sentence thereto the following:

Notwithstanding anything in the Agreement to the contrary, no Stock Acquisition Date shall be deemed to have occurred in connection with or as a result of (i) the approval, execution, delivery or performance of the Merger Agreement, (ii) the consummation of the Merger, (iii) the issuance of Common Stock and Merger Warrants pursuant to the Merger Agreement or the issuance of Warrant Shares, (iv) the announcement of the Merger Agreement or the Merger or (v) the consummation of any other transaction contemplated by the Merger Agreement, including the approval, execution and delivery of the TorreyPines Stockholder Voting Agreements.

3.             Section 3(b) of the Rights Agreement is hereby amended by adding as the final sentence thereto the following:

Notwithstanding anything in this Agreement to the contrary, no Distribution Date shall be deemed to have occurred in connection with or as a result of (i) the approval, execution, delivery or performance of the Merger Agreement, (ii) the consummation of the Merger, (iii) the issuance of Common Stock and Merger

Warrants pursuant to the Merger Agreement or the issuance of Warrant Shares, (iv) the announcement of the Merger Agreement or the Merger or (v) the consummation of any other transaction contemplated by the Merger Agreement, including the approval, execution and delivery of the TorreyPines Stockholder Voting Agreements.

4.             Section 11(a)(ii) of the Rights Agreement is hereby amended by adding as the final sentence thereto the following:

Notwithstanding anything in this Agreement to the contrary, no event described in this Section 11(a)(ii) shall be deemed to have occurred solely as a result of (i) the approval, execution, delivery or performance of the Merger Agreement, (ii) the consummation of the Merger, (iii) the issuance of Common Stock and Merger Warrants pursuant to the Merger Agreement or the issuance of Warrant Shares, (iv) the announcement of the Merger Agreement or the Merger or (v) the consummation of any other transaction contemplated by the Merger Agreement, including the approval, execution and delivery of the TorreyPines Stockholder Voting Agreements.

5.             Section 13(a) of the Rights Agreement is hereby amended by adding as the final sentence thereto the following:

Notwithstanding anything in this Agreement to the contrary, none of the events described in clauses (x) through (z) of the first sentence of Section 13(a) shall be deemed to have occurred solely as a result of (i) the approval, execution, delivery or performance of the Merger Agreement, (ii) the consummation of the Merger, (iii) the issuance of Common Stock and Merger Warrants pursuant to the Merger Agreement or the issuance of Warrant Shares, (iv) the announcement of the Merger Agreement or the Merger or (v) the consummation of any other transaction contemplated by the Merger Agreement, including the approval, execution and delivery of the TorreyPines Stockholder Voting Agreements.

6.             Except as expressly amended hereby, the Rights Agreement remains in full force and effect in accordance with its terms. By executing this Amendment below, the Company certifies that this Amendment has been executed and delivered in compliance with the terms of Section 27 of the Rights Agreement. This Amendment shall become effective following execution and delivery by the Company and the Rights Agent immediately prior to the execution and delivery of the Merger Agreement. Upon any termination of the Merger Agreement pursuant to the terms of Section 9 thereof, or if the Merger Agreement is not executed or delivered, this Amendment shall be cancelled and shall be of no further force or effect.

7.             This Amendment to the Rights Agreement shall be governed by and construed in accordance with the laws of the State of Nevada.

8.             This Amendment to the Rights Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed an original, and all such counterparts shall together constitute but one and the same instrument.

9.             Except as expressly set forth herein, this Amendment to the Rights Agreement shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Rights Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect.

10.           If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect.

11.           Capitalized terms used herein but not defined shall have the meanings given to them in the Rights Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to the Rights Agreement to be duly executed as of the day and year first above written.

Axonyx Inc.
By: __________________________________ Name:_____________________________ Title:______________________________
The Nevada Agency and Trust Company, as Rights Agent
By: __________________________________ Name:_____________________________ Title:______________________________

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